Exhibit 6.3

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (“Agreement”) is made by and among BUDDING HORIZON, LLC, a California Limited Liability Company (the “Company”), Rodedawg International Industries, Inc., a corporation formed in the State of Nevada (“RWGI”), and CRITICAL SOLUTIONS, INC., a corporation formed in the State of [Delaware] (“CSLI”). Each of BUDDING HORIZON, RWGI and CSLI shall individually be referred to as a “Party” and collectively as the “Parties”. This Agreement is effective as of July 28, 2022 (the “Effective Date”).

RECITALS

WHEREAS, the Parties have partnered together for the oversight and governance of a premium cannabis industry service providing management services, facilitating acquisitions, and restructuring assets in the California cannabis market (the “Business” or “RWGI”)

WHEREAS, CSLI wishes to exit the management of Business, including selling its one (1) Special 2020 Series A Preferred share (convertible at 1 to 200,000,000 common shares, and super voting rights of 60% of all voting rights) of RWGI to the Company (the “Purchase”), and each of CSLI and RWGI consents to the Purchase, subject to the ongoing obligations and other conditions stated herein;

WHEREAS, the Parties are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, and amended (the “1933 Act”); and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

TERMS AND CONDITIONS OF AGREEMENT

1. Recitals. The Recitals and definitions set forth above are hereby incorporated by reference into, and made a part of, this Agreement.

2. The Purchase; Consideration; Waiver of Certain Rights. CSLI hereby sells, assigns and conveys, and the Company hereby purchases and acquires, for ten percent (10%) of Membership Units in Company and ten (10) million shares of RWGI Common Shares, payable on the Effective Date, all right, title and interest CSLI has as one (1) Special 2020 Series A Preferred share (convertible at 1 to 200,000,000 common shares, and super voting rights of 60% of all voting rights) of RWGI (the “Interest” acquired in connection with the Purchase of the Interest). In connection with the Purchase described in the previous sentence, each of the Parties hereby waives any right that such Party may or may not have had to acquire all or any portion of the Interest, and consents to the Purchase of the Interest by the Company pursuant to the terms hereof.

3. Closing; Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the Effective Date at such location as may be agreed to by the Parties.

4. Representations and Warranties of Sellers. CSLI and RWGI hereby represent and warrant to Company that the statements contained herein are all true and correct as of the Effective Date:

(a) Corporate Power. Each of CSLI and RWGI have all the requisite legal and corporate power to enter into, execute, deliver and perform this Agreement. This Agreement has been duly executed by CSLI and RWGI and constitutes a legal, valid and binding obligation of CSLI and RWGI, enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors' rights.

(b) Authorization. All corporate and legal action on the part of CSLI and RWGI, their officers, directors and shareholders necessary for the execution and delivery of this Agreement, the Purchase of the Interest, and the performance of such Party’s obligations hereunder have been taken. The Interest, when issued in compliance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens and encumbrances.

1

(c) Government Consent, Etc. No consent, approval, order or authorization of, or designation, registration, declaration or filing with, any federal, state, local or other governmental authority on the part of CSLI or RWGI is required in connection with the valid execution and delivery of this Agreement other than, if required, applicable blue sky laws, which filings or qualifications, if required, will be timely filed or obtained by CSLI or RWGI. The execution, delivery and performance of the Agreement by CSLI or RWGI and the consummation of the transactions contemplated thereby do not and will not conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement filed (or incorporated by reference) as an exhibit to the SEC Reports (as defined below).

(d) SEC Filings. Since the date of listing, RWGI and CSLI represent and warrant that RWGI has timely filed all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC, each of which when filed, and if applicable, as finally supplemented, modified or amended, complied as of its respective filing date with the then applicable requirements of the SEC (such documents, together with all information incorporated therein by reference, the “RWGI SEC Reports”). None of the RWGI SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the extent not available on the SEC website, RWGI has made available to Company complete and correct copies of the RWGI SEC Reports. RWGI or CSLI will file prior to the Effective Date all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to such time. (e) As of the date of this Agreement, there are no outstanding or unresolved comments in any SEC comment letters received by RWGI from the SEC; and none of the RWGI SEC Reports is subject to ongoing SEC review.

(f) RWGI is, and since the registration date, has been, in compliance with the applicable listing and corporate governance rules and requirements of all applicable registration and exchange rules.

5. Indemnity.

(a) CSLI and RWGI shall indemnify and hold the Company and their successors, licensees and assigns, and all of their respective owners, directors, officers, employees, spouses and representatives, harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation (collectively, "Losses") that the Company may suffer or incur as a result of or relating to the failure of the representations and warranties of CSLI or RWGI to be true and correct.

(b) CSLI and RWGI shall indemnify and hold the Company and their successors, licensees and assigns, and all of their respective owners, directors, officers, employees, spouses and representatives, harmless from and against (i) any and all Losses, and any interest thereon, arising out of or in connection with any claim or demand regarding the Purchase of the Interest or (ii) any Losses arising out of a past management decision related to the Business that results in a claim or loss to the Company or in connection with the Business, the Purchase, the Interest or otherwise.

6. Further Assurances. The Parties will take or cause to be taken such further actions, and will execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and will obtain such consents, as may be reasonably required or requested in order to effectuate fully the purposes, terms and conditions of this Agreement, the Purchase or the Interest.

7. No Disclosure of Confidential Information. The Parties acknowledge that the Parties have had access to substantial confidential or proprietary information, including Intellectual Property, processes, lists, data, notes, plans, strategies, files, trade secrets, documents and records, whether in paper or electronic form, relating to the governance, management, operation, or administration of the Business (collectively, “Confidential Information”). The Parties acknowledge and agree that the Confidential Information is sensitive and confidential to the Business and cannot be disclosed publicly except as may be required by law. The Parties represent, warrant, and agree that they have not disclosed or caused to be disclosed, and will not at any time hereafter disclose or cause to be disclosed, to any person or entity any of the Confidential Information.

2

8. Dispute Resolution. All claims, disputes and other matters in controversy (a “dispute”) arising directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or noncontractual, and whether during the term or after the termination of this Agreement, shall be resolved exclusively according to the procedures set forth in this Section 14.

(a) Mediation. No Party shall commence an arbitration proceeding pursuant to the provisions of Section 14(b) unless that Party first gives a written notice (a “Dispute Notice”) to the other Party(ies) setting forth the nature of the dispute. Prior to the appointment of the arbitrator, and within ten days after delivery of the Dispute Notice, the Parties shall submit the dispute to Judicial Arbitration and Mediation Services (“JAMS”) for mediation. The Parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in promptly scheduling the mediation proceedings. The Parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. If the dispute is not resolved within 30 days from the date of the submission of the dispute to mediation (or such later date as the Parties may mutually agree in writing), the administration of the arbitration shall proceed forthwith. The mediation may continue, if the Parties so agree, after the appointment of the arbitrators. Unless otherwise agreed by the Parties, the mediator shall be disqualified from serving as arbitrator in the case. The pendency of a mediation shall not preclude a Party from seeking provisional remedies in aid of the arbitration from a court of appropriate jurisdiction, and the Parties agree not to defend against any application for provisional relief on the ground that a mediation is pending.

(b) Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement, the Purchase of the Interest or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Orange County, California, before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

(c) Costs and Attorney Fees. If any Party fails to proceed with mediation or arbitration as provided herein or unsuccessfully seeks to stay such mediation or arbitration, or fails to comply with any arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other Party(ies) shall be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred by such other Party(ies) in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

(d) Tolling Statute of Limitations. All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 14 are pending. The Parties will take such action, if any, required to effectuate such tolling.

9. Notices. Unless stated otherwise herein, any notice or other communication required or permitted by this Agreement shall be in writing and shall be: (a) delivered personally or by commercial messenger or courier service; or (b) mailed by U.S. registered or certified mail (return receipt requested) at the Party’s address set forth on the signature page or at such other address as the Party may have previously specified by like notice. Notice is effective upon receipt by the receiving Party.

10. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and there are no inducements, representations, warranties, or understandings that do not appear within the terms and provisions of this Agreement. This Agreement may be modified only by a writing signed by all Parties.

11. Parties’ Costs and Fees. The Parties agree to bear their own costs and attorneys’ fees for all matters related to the Purchase and to the negotiation and consummation of this Agreement and the related documents.

3

12. Assignment. No Party may assign this Agreement without prior written consent of the other Parties, said consent shall not be unreasonably withheld. Any assignment other than as permitted pursuant to this section shall be void and of no force and effect.

13. No Third-Party Beneficiaries. Nothing contained in this Agreement is intended, nor shall be construed, to create any rights in any person not a Party to this Agreement.

14. No Waiver. The failure of any Party to insist upon or enforce strict performance by any other Party of any provision of the Agreement or to exercise any right under the Agreement will not be construed as a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provision or right in that or any other instance; rather, the same will be and remain in full force and effect.

15. Authorization. Each individual signing this Agreement warrants and represents that he or she has the full authority and is duly authorized and empowered to execute this Agreement on behalf of the Party for which he or she signs.

16. Independent Legal Counsel. The Parties acknowledge that they have had enough opportunity to consult with independent legal counsel of their choosing regarding the legal effect of this Agreement and the Releases given herein and that each Party freely and voluntarily enters into this Agreement.

17. Severability and Construction. If any provision of this Agreement shall be held to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect. This Agreement has been negotiated by the Parties and their respective counsel and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against any Party.

18. Interpretation. This Agreement shall be deemed to have been jointly prepared by all of the Parties. No Party or his, her or its counsel shall be deemed to be the drafter of this Agreement for purposes of interpreting, applying, or enforcing it or any of its terms or conditions. The language in all parts of this Agreement shall in all cases be construed and interpreted according to its fair meaning and not strictly construed for or against any Party. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole; (b) references to one gender include all genders; (c) “or” has the inclusive meaning frequently identified with the phrase “and/or;” (d) “including” has the inclusive meaning of the phrases “including but not limited to” and “including, without limitation;” (e) references to “hereunder,” “herein” or “hereof” relate to this Agreement as a whole; and (f) the terms “dollars” and “$” refer to United States dollars. Section, subsection, exhibit, paragraph, and schedule references are to this Agreement as originally executed unless otherwise specified.

19. Binding Effect. This Agreement shall be binding on the Parties, their successors in interest, and present and future subsidiaries, assignees or acquirers, including any acquirer of substantially all of the assets of a Party.

20. Counterparts. The Parties may execute this Agreement in two or more counterparts which shall, in the aggregate, be signed by all Parties, all of which together shall constitute one Agreement, and each counterpart shall be deemed an original instrument against any Party who signed it.

21. Electronic and Facsimile Signatures. Signatures may be transmitted electronically or by facsimile. The electronic or facsimile transmission of an original signature or a copy thereof on this document, or any counterpart of this document, by any Party or counsel for said Party who has signed this document, or counterpart of this document, to any other Party or counsel for any other Party represents that said document or counterpart has been duly signed and executed. A signature produced by electronic or facsimile transmission shall be deemed an original signature.

22. Governing Law; Choice of Forum. This Agreement shall be construed in accordance with and governed by laws of California. Any action relating to or arising out of this Agreement shall be instituted and prosecuted in a court having a situs in California, and the parties hereby expressly consent to the jurisdiction of any court located in California.

THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT. ITS CONTENTS HAVE BEEN FULLY EXPLAINED TO THEM BY THEIR RESPECTIVE ATTORNEYS. THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE ONLY PROMISES MADE TO ANY SIGNATORY CONCERNING THIS AGREEMENT, AND FOR PURPOSES OF INDUCING THEM TO SIGN THIS AGREEMENT, ARE CONTAINED IN THIS AGREEMENT. THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY.

[SIGNATURE PAGE FOLLOWS]

4

The undersigned Parties hereby execute and deliver this Signature Page, which together with the Agreement and all counterparts and signature pages of the other Parties to the Agreement, shall constitute one and the same instrument in accordance with the terms of the Agreement.

AGREED TO AND ACCEPTED:

BUDDING HORIZON, LLC

By: /s/ David Lemme	By: /s/ Robert Munck
Name: David Lemme	Name: Robert Munck
Title: Manager	Title: Manager
Date: 7/28/2022	Date: 7/28/2022
Address: 120 Vantis Ste. 300 Aliso Viejo, CA 92656	Address: 120 Vantis Ste. 300 Aliso Viejo, CA 92656

AGREED TO AND ACCEPTED:	AGREED TO AND ACCEPTED:

CRITICAL SOLUTIONS, INC.	RODEDAWG INTERNATIONAL INDUSTRIES, INC.

By: /s/ Robert Munck	By: /s/ Robert Munck
Name: Robert Munck	Name: Robert Munck
Title: VP Business Development	Title: President
Date: 7/28/2022	Date: 7/28/2022
Address: 30 N Gould St Ste N Sheridan, WY 82801	Address: 30 N Gould St Ste N Sheridan, WY 82801

5